ETF Opportunities Trust 485BPOS

Exhibit 99(p)(15)

CODE OF ETHICS

A.	CODE OF ETHICS

IDX has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Advisers Act. As an investment adviser, IDX has an undivided duty of loyalty to act solely in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where IDX’s interests may conflict with those of its clients. In carrying on its daily affairs, IDX and all Supervised Persons must act in a fair, lawful and ethical manner, in accordance with all applicable federal security laws as well as any other rules and regulations imposed by IDX’s governing regulatory authority.

All Supervised Persons must review this Code, as well as IDX’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. To the extent that any term within the Manual, or any other IDX policy, is inconsistent with any term contained within this Code, the Code will control. Any violation by a Supervised Person of this Code or any other IDX policy and/or procedure will subject the Supervised Person to IDX’s disciplinary procedures, which may include termination of employment.

All Supervised Persons must act in accordance with the requirements of all applicable federal security laws including, but not limited to, the Advisers Act, which sets forth numerous policies and procedures pertaining to IDX’s advisory business. IDX, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place clients’ interests above those of the Company. In a similar vein, it is against IDX policy for any Supervised Person to use the mails or any means or instrumentality of interstate commerce to:

●	Employ any device, scheme, or artifice to defraud a client or prospective client;

●	Engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client; and

●	Engage in fraudulent, deceptive or manipulative practices.

Finally, it is the policy of IDX that it and each such Supervised Person comply with the aforementioned standards and to recognize that the Company has a fiduciary obligation towards its clients. Supervised Persons must be fully aware of the high value IDX has placed and continues to place on the adherence by all Supervised Persons to ethical conduct at all times, and all Supervised Persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of IDX. In addition, all Supervised Persons are required to comply with those federal securities laws which apply to the business of the Company, and each Supervised Person’s execution of the Annual Acknowledgment of the Policies and Procedures constitutes his or her agreement that they have complied, and will continue to comply, with such applicable laws.

1.	Provision of the Code and Acknowledgement of Receipt

(i)	Initial Provision - Acknowledgment of Receipt

All Supervised Persons, within ten (10) days of becoming a Supervised Person, are required to certify in writing that they have:

●	Received a copy of the Code;

●	Read and understand all provisions of the Code; and

●	Agree to comply with the provisions set forth in the Code.

The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments.

(ii)	Amendments

The CCO will provide all Supervised Persons with any amendments to the Code. All Supervised Persons will provide to the CCO the acknowledgment of receipt of the amended Code, as described above for the initial provision of the Code, within ten (10) days of being provided with an amendment.

(iii)	Annual Certification of Compliance

On an annual basis, all Supervised Persons are required to certify that they have received and read the provisions of the Code. Such certification will also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules, statutes, and regulations. The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification.

2.	Personal Securities Transactions

All Access Persons must submit for the Company’s review a report of his/her personal securities transactions and securities holdings as described below. The review of personal securities transactions assists an adviser in recognizing such things as “scalping” (i.e., a practice whereby the owner of shares of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “soft dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of IDX’s clients) and other potentially abusive practices.

(i)	Initial and Annual Holdings Reports

Each Access Person must provide to the CCO, for review, a report no later than ten (10) days after the person becomes an access person, and at least once each 12-month period thereafter on a date selected by the adviser. The information contained in the holdings report must be current as of a date no more than 45 days prior to the date the report was submitted. Reportable Securities are those over which the Access Person directly, or indirectly, has Beneficial Ownership.

Each Reportable Securities holdings report must provide, at a minimum, the following information:

●	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report.

(ii)	Transaction Reports

Each Access Person must provide to the CCO, for review, a record of his/her personal Reportable Securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions in Reportable Securities (other than those pursuant to an Automatic Investment Plan) during the quarter. The report must provide, at a minimum, the following information about each transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer, or bank with or through which the transaction was effected; and

●	The date the Access Person submits the report.

(iii)	Brokerage Accounts

Access Persons must disclose to the CCO all brokerage accounts for which they have Beneficial Ownership.

3.	Preclearance of IPO and Limited Offering Transactions

All Access Persons are prohibited from acquiring any security distributed in an Initial Public Offering, without obtaining the prior approval of the CCO. In addition, All Access Persons are prohibited from acquiring any securities for their personal accounts distributed in a Limited Offering, without the express prior approval of the CCO. In instances where Access Persons, after receiving prior approval, acquire additional securities in a Limited Offering, Access Persons have an affirmative obligation to disclose this investment to the CCO.

4.	Restricted List of Securities/Specific Trading Limitations

IDX does not currently maintain a list of securities, other than Initial Public Offerings or Limited Offerings, that are subject to pre-clearance before purchase by an Access Person. If the need for a restricted list were to arise, the CCO would maintain the restricted list and ensure that the list was made available to all Access Persons. All Supervised Persons are required to inform the CCO of any new or prospective clients that may hold an executive position at a company requiring the addition of that company’s securities on the restricted list.

B.	INSIDER TRADING

The securities laws prohibit trading by a person while in the possession of Material Nonpublic Information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others. Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of Material Nonpublic Information by the investment adviser or any person associated with the investment adviser. Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC and criminal and civil prosecution.

1.	Trading on Material Nonpublic Information

No employee of an investment adviser who is in possession of Material Nonpublic Information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the CCO, who has been designated by IDX to handle such matters.

2.	Disclosure of Material Nonpublic Information

No person associated with IDX may disclose Material Nonpublic Information about a company or about the market for that company’s securities:

●	To any person except to the extent necessary to carry out the legitimate business obligations of IDX; or

●	In circumstances in which the information is likely to be used for unlawful trading.

3.	Questions About IDX’s Insider Trading Policy

While compliance with the law and with IDX’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is Material Nonpublic Information, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the CCO, who has been designated by IDX to respond to such questions.

4.	Violations

Violations of the Company’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will subject personnel to disciplinary action.

C.	SECURITIES ASSIGNMENT PROCEDURES

When opportunities for assigning new securities analyses become available, each investment adviser, to the extent practicable, will review the personnel files of their qualified Employees to determine whether the Employee’s personal holdings present any apparent conflict of interest. Particular attention must be paid to personal transactions that were made within a six-month period of the security assignment. New securities analyses will not be assigned to Employees whose personal holdings may present a conflict of interest. A notation must be made in the Employee’s file to document that they were considered for the opportunity, but could not be assigned the opportunity, due to a potential conflict of interest.

D.	REPORTING OF VIOLATIONS OF THE CODE

All personnel of IDX must promptly report improper or suspicious activities, including any suspected violations of the Code and/or this Manual. Issues may be reported in accordance with IDX’s whistleblower policy, as contained in the Compliance Manual. In addition, issues may be reported to the CCO in person, by telephone, email or written letter. Any reports of potential violations will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Information can also be submitted directly to the SEC.

E.	RETENTION OF CERTAIN RECORDS

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person will be maintained by IDX for the time period required by the Advisers Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of IDX will be maintained. See also Recordkeeping.

F.	POLITICAL CONTRIBUTIONS

IDX does not provide advisory services to State and local governments, their agents or instrumentalities. Therefore, IDX has not adopted policies and procedures pursuant to Rule 206(4)-5 under the Advisers Act regarding political contributions. If in the future the business model of IDX changes so as to include State and local governments as clients, the CCO will revise this Manual to include policies and procedures pursuant to Rule 206(4)-5 under the Advisers Act.

1.	GENERAL REQUIREMENTS

Rule 206(4)-5 under the Advisers Act provides various requirements and restrictions relating to political contributions and the provision of investment advisory services to government clients. The prohibitions contained in Rule 206(4)-5 apply to all state and local governments, their agents, and instrumentalities. Specifically, the rule provides that “government entity” means any State or political subdivision of a state, including:

●	Any agency, authority, or instrumentality of the state or a political subdivision;

●	A pool of assets sponsored or established by the State or a political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code or a State general fund;

●	A plan or program of a government entity; and

●	Officers, agents, or employees of the state or a political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Rule 206(4)-5 provides for certain de Minimis contribution exceptions that do not trigger any of the penal aspects of the rule. A de Minimis contribution is a contribution made to a government official by a natural person:

●	For whom the natural person was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election; or

●	For which the natural person was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election.

If an adviser makes, or if any of its personnel make, a contribution to an official of a government entity greater than the de Minimis amounts listed above, the adviser is prohibited from providing advisory services for compensation to that government entity for two years from the date of the contribution. The disciplinary provisions of the rule do not apply to an adviser as a result of a contribution made by a natural person more than six months prior to that person becoming associated with the adviser unless such person, after becoming associated with the adviser, solicits clients on behalf of the adviser.

2.	PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS

All supervised persons must disclose any political contributions to any official of a government entity, or a person seeking office with a government entity, in amounts greater than the de minimis amount. The de minimis amount is $350 per election per candidate if the contributor is entitled to vote for the candidate and $150 per election per candidate if the contributor was not entitled to vote for them. On a quarterly basis, all supervised persons, including solicitors, will be required to disclose any political contributions relating to any state or local government or agency. In addition, prior to hiring any prospective personnel or solicitors each such person is required to disclose all relevant political contributions to the CCO.

3.	STATE LOBBYING REGISTRATION REQUIREMENTS

Most states have in place rules and requirements relating to the solicitation of government personnel, officials, agencies and/or instrumentalities. These rules and requirements often include registration requirements to engage in any such solicitations. IDX personnel are prohibited from soliciting state government personnel, officials, agencies and/or instrumentalities without the prior approval of the CEO and CCO.

All questions regarding political contributions should be addressed with the CCO.

G.	COMPETITION AND FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee of the Company should endeavor to respect the rights of and deal fairly with the Company’s clients, customers, vendors, suppliers, and competitors. No employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Company’s Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

H.	PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company’s systems are not considered private.

I.	PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

1.	Confidentiality of Company Information

Information generated in the Company is a valuable company asset. Protecting this information plays a vital role in the Company’s continued growth and ability to compete. Such information includes, among other things, technical information, such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

2.	Confidentiality of Investor Information

As a registered investment adviser, we have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the CCO.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other clients, including those of other Employees. Trading ahead of a client’s order known as “front-running” and is prohibited. Following a client’s order with Employee trading activity is known as “piggybacking” or “shadowing” and is likewise prohibited. Six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the CCO.

J.	CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES

1.	Conflicts of Interest and Prohibited Activities

It is a violation of an Employee’s duty of loyalty to the Company for any Employee without the prior written consent of the CCO:

●	to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an Employee

●	to accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account.

●	Further, all Employees, investment advisory representatives, supervised persons and associated persons shall acknowledge that they are familiar with the Company’s prohibited activities by reviewing and executing the Prohibited Act Form which includes additional prohibited acts.

2.	Gifts and Entertainment

(i)	Gifts and Entertainment

IDX wishes to achieve a balance and avoid the appearance, or existence, of conflicts of interest, as it relates to employees giving and receiving gifts. Although modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis; even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient’s business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Employee is with the person or representative of the entity that does business with the Company.

Employees must report their acceptance of gifts over $250 (either one single gift, or in the aggregate on an annual basis) to the CCO. Reasonable gifts received on behalf of the Company do not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to IDX’s office by service providers. At no time are Supervised Persons permitted to receive gifts of cash or cash equivalents.

Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, if the estimated cost of the meal, event, etc. is greater than $250 the Supervised Person must report his/her attendance at the event to the CCO.

(ii)	ERISA Fiduciaries

IDX is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

3.	Cross Transactions

An Employee may not engage in principal transactions between a personal account and an account maintained by or for the benefit of any fund managed by the Company or any Client Account without the prior consent of the CCO. An Employee also may not without the prior consent of the CCO cause one Client Account to sell a security to another Client Account in a cross transaction, if any Employee or other affiliate of the Company received compensation from any source for acting as broker.

4.	Reporting and Consent for Outside Activities

In order to ensure that employees devote their time to their duties at the Company and to ensure that employees do not take on activities that could present conflicts of interest, all outside activities conducted by an employee which either involve (i) a substantial time commitment or (ii) employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the CCO. The CCO may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Prior to accepting a position as an officer or director in any business, charitable organization, or non-profit organization, an employee must also obtain approval from the CCO.

No associated person shall accept compensation from any other person, or entity, as a result of any business activity, other than as a result of a passive investment, outside the scope of his/her relationship with the Company unless he/she has provided prompt written notice to the Company prior to entering into such compensatory relationship and the Company has approved such relationship in writing. Further, no associated person of the Company shall participate in a private securities transaction without first obtaining the prior approval of the CCO.

No Employee may serve on the board of any company whose securities are publicly traded without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

5.	Confidentiality

Any information that an Employee obtains regarding advice furnished by the Company to its clients, non-public data furnished to the Company by any client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the CCO or another officer of the Company is grounds for immediate dismissal by the Company.

The protection of confidential business and client information is vital to the interests and the success of the Company. It is the responsibility of each staff member to safeguard, as confidential, everything known about a Client. Care should be taken that such information is secure. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

In order to protect the confidential information of clients and comply with privacy laws and regulations, the Company has adopted a Privacy Policy. Each Employee must familiarize himself or herself with and strictly adhere to the Company’s Privacy Policy; and all Employees, supervised persons, and associated persons shall acknowledge their understanding of these procedures by executing the Privacy Policy Acknowledgement for Associated Persons.

During the course of your employment, you may come into the possession of non-public information relating to the Company, Clients, Employees or other persons. This includes information relating to securities transactions on behalf of Clients, advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client, agent or contractor of the Company, Client lists, vendor names, Clients’ customer lists and other Client information. Company business records, client files, personnel information, financial information, leases, software, licenses, agreements, computer files, documents, business plans, and the analyses and other proprietary data or information of the Company and other persons. All of this information, whether or not material and whether about the Company, its clients, Employees, or other persons, is strictly confidential. This information must not be copied or disclosed to anyone outside the Company, including your family members, or to any Employee who is not authorized to receive the information, either during or after your employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the CCO for guidance on specific cases.

As a condition of your employment by the Company, you agree that all such confidential information and other property of the Company and/or its clients are the property of the Company and/or its clients, and will never be given to an outside organization or individual, except through normal channels and an appropriate authorization by the Company and/or its clients. You also agree not to make unauthorized copies or disclosure of such confidential information or property and upon termination of your employment, to return to the Company, all such items (and all copies thereof in any media) in your possession or under your control.

Any Employee who violates this policy will be subject to disciplinary action up to and including possible discharge, whether or not he or she benefits from the disclosed information. Any disclosure or use of such confidential business information or property may also subject an Employee to civil liability or criminal penalties. If an Employee breaches this policy, or threatens to commit a breach, in addition to any rights and remedies available to the Company and /or its clients, under law, the Company and/or a client may seek to enjoin an Employee from any violation.

6.	Involvement in Litigation

Any lawsuits against the Company should be immediately brought to the attention of the CCO, upon receipt of service or other notification of the pending action. An Employee must advise the CCO immediately, if he or she becomes involved in, threatened with litigation or an administrative investigation, or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

Notice also should be given to the CCO, upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Company or any of its clients or Employees. The Company’s legal counsel will determine the appropriate response in consultation with the CCO.

7.	Regulatory Inquiries

All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Company should be sent to the CCO and the Company’s legal counsel upon receipt. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the legal counsel for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Company’s legal counsel for response.

Under no circumstances should any documents, materials or information be released without prior approval of the CCO and legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO and the Company’s legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

8.	Disciplinary Matters- Reportable Events

All Employees are required to notify the CCO immediately, in the event of any “reportable events.” A reportable event occurs when an Employee:

violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct, which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

●	is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

●	is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

●	is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization, is denied membership or continued membership in any self-regulatory organization, or is barred from becoming associated with any member or member organization of any self-regulatory organization;

●	is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations);

●	is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company, which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution, which was convicted of or pleaded no contest to any felony or misdemeanor;

●	is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

●	is or becomes associated in any business or financial activity with any person who is subject to a “statutory disqualification” as that term is defined in the Securities Exchange Act of 1934;

●	is the subject of any claim for damages by a customer, broker or dealer, which is settled for an amount, exceeding $15,000.

Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Employee does not properly notify the CCO immediately following the incident. Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event by an Employee.

9.	Outside Requests for Information

Outside requests for information concerning the Company or any clients, should only be handled by authorized persons. All inquiries from securities analysts or investors must be directed to the CCO, who may in turn direct a prospective investor to the appropriate person. If an Employee receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to the CCO. General inquiries from the media should be directed to the CCO.

K.	IMPLEMENTATION AND ENFORCEMENT

1.	Management Responsibility

Management of the Company shall be responsible for explanation of this Code, so as to assure Employee knowledge and compliance, as well as for the enforcement of this Code. As no policy can cover all potential topics, this Code may be supplemented from time to time.

2.	Record Retention

Investment advisers must keep copies of their Code of Ethics and their access persons’ written acknowledgment of receipt of the Code. Investment advisers must also keep records of violations of the Code, records of action taken as a result of violations, and potential conflicts of interest with securities assignments. In addition, investment advisers must keep a record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser, holdings and transaction reports made by access persons, and records of decisions approving access persons’ acquisitions of securities in IPOs and private placements. Records of access persons’ personal securities reports (and duplicate brokerage confirmations or account statements in lieu of those reports) may be maintained electronically in an accessible computer database. All records, including Watch Lists and Restricted Lists, must be kept for a minimum of five years, in an easily accessible place.

3.	Enforcement

Violation of this Code may result in disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced, if necessary to recover the amount of any improper expenditure, any profits realized by the offending Employee, and any financial detriment sustained by the Company and its clients. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

We will work together to ensure compliance with the Code and to take prompt action in response to violations of the Code.

L.	PERSONS COVERED

This Code applies to all directors, officers, and Employees of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to the immediate family (spouses, family members, and others who live in their households). In particular, the Company’s directors, officers, and Employees may not indirectly through a family member do what they cannot do directly. Therefore, all references in the Code to the Company’s directors, officers, and employees include such individuals, as well as, where appropriate, their immediate families.

M.	HELP AND INFORMATION

All Employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to their supervisor or any officer of the Company. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

N.	GENERAL

This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

Annually, the CCO or his designee will provide each Employee of the Company with a copy of the Code of Ethics, as well as any amendments as they become available. Employees are to provide a written acknowledgement of their receipt of the Code of Ethics and any amendments, within 30 days of receipt.